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                                                                   EXHIBIT 99.1

                         (HEALTHCARE REALTY TRUST LOGO)


                                  NEWS RELEASE

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Contact:     Scott W. Holmes, Senior Vice President and Chief Financial Officer
             (615) 269-8175


                        HEALTHCARE REALTY TRUST ANNOUNCES
                         THIRD QUARTER DIVIDEND INCREASE

        COMPANY REPORTS FORTY-FIRST CONSECUTIVE COMMON DIVIDEND INCREASE

         NASHVILLE, Tennessee, October 28, 2003 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its forty-first consecutive common stock dividend increase for the quarter ended September 30, 2003. This dividend, in the amount of $0.625 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended June 30, 2003. The dividend is payable on December 4, 2003 to shareholders of record on November 14, 2003. At this rate, quarterly dividends approximate an annualized dividend payment of $2.50 per share.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of June 30, 2003, the Company's portfolio was comprised of ten major facility types, located in 29 states, and operated pursuant to contractual arrangements with 60 healthcare providers. The Company had investments of approximately $1.6 billion in 218 real estate properties or mortgages, totaling approximately 11.0 million square feet. The Company provided property management services to more than five million square feet nationwide.








     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December
          31, 2002. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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